EXhibit 10.1.2

Australia Acquisition Corp.

Level 9 Podium, 530 Collins Street

Melbourne VIC 3000 Australia

August 14, 2012

Continental Stock Transfer & Trust Company,

as Trustee under the Investment Management Trust Agreement

17 Battery Place

New York, New York 10004

Re. Indemnification

Ladies and Gentlemen:

In connection with that certain Amendment dated as of the date hereof (the “Amendment”) to the Investment Management Trust Agreement dated as of November 15, 2010 (as amended by the Amendment, the “Trust Agreement”) by and between Continental Stock Transfer & Trust Company (the “Trustee”) and Australia Acquisition Corp. (the “Company”):

1.            Indemnification.

a.           Indemnity. Commencing on the closing date (the “Closing Date”) of the transactions contemplated by that certain Stock Purchase Agreement dated as of July 11, 2012 as it may be amended, restated, supplemented or otherwise modified from time to time, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., and Credit Distressed Blue Line Master Fund, Ltd., and the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Harbinger Transaction”), the Company hereby agrees and covenants to hold the Trustee harmless and indemnify the Trustee from and against any and all reasonable out-of-pocket expenses (including reasonable out-of-pocket counsel fees and disbursements) or losses (except for losses arising from the Trustee’s gross negligence, fraud, bad faith or willful misconduct) actually incurred by the Trustee in connection with any action taken by the Trustee under the Amendment or any claim or threatened claim (any of the foregoing, a “Claim”) or any action, suit or other proceeding (any of the foregoing, a “Proceeding”) brought against the Trustee and involving or in any way arising out of or relating to the Amendment. IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY HEREUNDER FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided, HOWEVER, that THE COMPANY SHALL BE LIABLE to the trustee FOR ANY CONSEQUENTIAL DAMAGES SOUGHT BY AND GRANTED TO THIRD PARTY PLAINTIFFS OR CLAIMANTS BY A COURT OF COMPETENT JURISDICTION OR ARBITRATOR IN CONNECTION WITH A CLAIM OR PROCEEDING THAT IS COVERED BY THE INDEMNIFICATION PROVISIONS DESCRIBED HEREIN.

b.           Notices of Indemnified Claims. Commencing on the Closing Date of the Harbinger Transaction, and promptly after the receipt by the Trustee of notice of demand or Claim or the commencement of any Proceeding, in each case pursuant to which the Trustee intends to seek indemnification under this letter agreement, it shall notify the Company in writing of such demand, Claim or other Proceeding (each of the foregoing hereinafter referred to as an “Indemnified Claim”). In so notifying the Company, the Trustee shall set forth (i) the aggregate amount of the damages or an estimate thereof, in each case to the extent known or determinable at such time, (ii) reasonable detail of the individual items of such damages included in the amount so stated, (iii) the date each such item was paid or properly accrued or arose and (iv) the nature of the Indemnified Claim to which such item is related. Notwithstanding the foregoing, no delay or deficiency on the part of an Trustee in so notifying the Company will relieve the Company of any liability or obligation under this letter agreement, except to the extent such failure shall have adversely prejudiced the Company.

c.           Counsel for the Trustee. In connection with Indemnified Claims, the Trustee shall have the right to select one counsel of its choosing, with such counsel to be have relevant experience in corporate law and reputable and nationally recognized in the United States of America or regionally recognized in New York City, subject to the receipt of the consent of the Company with respect to the Trustee’s proposed selection of such counsel (such consent not to be unreasonably withheld).

d.           Control of Defense. Except as otherwise provided herein, the Trustee shall have the right to conduct and manage the defense against Indemnified Claims. Notwithstanding the foregoing, the Company shall have the right to take over the control of the defense against any Indemnified Claim where the Trustee has failed or is failing to defend in good faith such Indemnified Claim. As to any Indemnified Claim for which the Trustee controls the defense, (i) the Company, by counsel or other representative of its own choosing and at its sole cost and expense, shall always have the right to consult with the Trustee and its counsel or other representatives concerning such Indemnified Claim, (ii) the Company and the Trustee and their respective counsel or other representatives shall cooperate with respect to any such Indemnified Claim (subject to the execution and delivery of a mutually satisfactory joint defense agreement), and (iii) the Trustee shall use its commercially reasonable efforts to defend against any such Indemnified Claim, including incurring only such reasonable out-of-pocket expenses in connection with such defense as it would incur in the ordinary course of its own business without taking into account its indemnification rights hereunder, and the Trustee’s legal expenses as to any such Indemnified Claim shall in no event be proportionately greater than the Company’s own legal expenses incurred in connection with such Indemnified Claim.

e.           Compromise of Claims. The Trustee shall not compromise or settle any Indemnified Claim without the prior written consent of the Company (such consent not to be unreasonably withheld). If the Company undertakes defense of any Claim or Proceeding as described in Section 1(d) above, the Company shall not, without the written consent of the Trustee (such consent not to be unreasonably withheld, conditioned or delayed), (i) settle or compromise any Claim or Proceeding or (ii) consent to the entry of any judgment that does not include as a term thereof the giving by the claiming party or the plaintiff to the Trustee of a release from all liability in respect of such Indemnified Claim (and no such settlement may include any admission or statement suggesting any wrongdoing or liability on behalf of the Trustee or impose liability on the part of the Trustee for which the Trustee is not entitled to indemnification hereunder).

3.            Representation. The Company represents and warrants that it is duly authorized to execute and perform its obligations under this letter agreement and that such execution and performance is not prohibited by law.

4.            Governing Law; Arbitration; Jurisdiction; Waiver of Jury Trial.

a.            Governing Law. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

b.           Arbitration; Consent to Jurisdiction. Each party to this letter agreement hereby agrees that any dispute, Claim or Proceeding against it arising out of or relating in any way to this letter agreement shall be resolved through final and binding arbitration conducted in the City of New York, State of New York in accordance with the rules and regulations of the American Arbitration Association (“AAA”). The number of arbitrators shall be three (3), one (1) to be nominated by the Trustee and one by the Company, and the third, who shall serve as chairman, shall be nominated by the two (2) party-nominated arbitrators within fifteen (15) days following their appointment by the parties hereto. The decision of the arbitrators shall be final and binding on the parties to the fullest extent permitted by law and may be confirmed in, enforceable by and judgment upon the award entered by any court having jurisdiction thereof (with the cost of such arbitrators and arbitration services being borne equally by the parties, or as otherwise directed by the arbitrators), provided, that if any Indemnified Claim is already pending in court of competent jurisdiction at the time of such dispute, then the parties hereto will use their respective commercially reasonable efforts to join any such dispute, Claim or Proceeding with the existing Indemnified Claim in such court rather than commence a separate AAA proceeding relating thereto. Nothing contained in this letter agreement shall be deemed to prevent a party from seeking equitable or injunctive relief from any court of competent jurisdiction sitting in the State of New York, or from bringing an action in such courts to enforce any award or remedies based on a determination by any arbitration pursuant to this Section 4(b). The Company hereby irrevocably agrees to appoint Kelley Drye & Warren LLP as agent for the service of process in the State of New York to receive, for the Company and on its behalf, service of process in any Claim or Proceeding relating to this letter agreement. If for any reason such agent is unable to act as such, the Company will promptly notify the Trustee and appoint a substitute agent acceptable to the Trustee within thirty (30) days, provided, that such agent shall remain authorized to accept such service until such substitute agent has been duly appointed and authorized to act in such capacity. Nothing contained in this letter agreement shall affect the right of a party to serve process in any other manner permitted by law.

c.           Waiver of Jury Trial. Each party hereto hereby agrees to waive its respective right to a jury trial of any CAUSE OF ACTION, claim or PROCEEDING based upon or arising out of this letter agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement for such party to enter into this letter agreement and that the parties hereto already have relied on this waiver in entering into this letter agreement and that each party hereto will continue to rely on this waiver in its related future dealings hereunder. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this letter agreement. In the event of litigation, this letter agreement may be filed as a written consent to a trial by the court.

5.            Notices. All notices and other communications given or made hereunder shall be in writing and shall be delivered in person, or by facsimile, or overnight by internationally recognized courier service, or by registered mail (postage prepaid, return receipt requested), at, (a) if to the Trustee, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, Attention: Steven G. Nelson, Facsimile: (212) 509-5190, and if to the Company, to Australia Acquisition Corp., Level 9 Podium, 530 Collins Street, Melbourne VIC 3000 Australia, Attention: Chief Executive Officer, Facsimile: +61 3 9012 7475, with a copy to (which copy shall not constitute notice) to each of Kelley Drye & Warren LLP, 400 Atlantic Street, 13th Floor, Stamford, CT 06901, Attention: M. Ridgway Barker, Esq., Facsimile: (203) 327-2669 and Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas , New York, NY 10019-6064, Attention: Jeffrey D. Marell, Esq. and Raphael M. Russo, Esq., Facsimile: (212) 757-3990. Any notices shall be deemed delivered (i) on the date delivered, if delivered personally or via facsimile (with confirmation of receipt, if sent by facsimile); (ii) on the next Business Day after the date sent, if sent overnight by nationally recognized courier service; or (iii) on the second Business Day after the date sent, if sent by registered mail (postage prepaid, return receipt requested). Any party hereto may change its address for receipt of notices and requests hereunder by written notice duly given to the other party in accordance with the provisions hereof. For the purposes of this letter agreement, “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Melbourne, Australia are authorized or required by law to remain closed.

6.            Binding Effect. This letter agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

7.            Entire Agreement, Amendments. This letter agreement and the Indemnity Escrow Agreement dated the date hereof among the Company, the Trustee and Continental Stock Transfer & Trust Company as Escrow Agent, constitute the final expression of, and contain the entire agreement between and among, the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior understandings with respect thereto, provided, that nothing contained herein shall be deemed to supersede any provisions in the Trust Agreement (which shall terminate by its terms). This letter agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

[remainder of page intentionally left blank]

Very truly yours,

Australia Acquisition Corp.

By:	/s/ Peter Ziegler
Name: Peter Ziegler
Title: Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO:

Continental Stock Transfer & Trust Company

By:	/s/ Steven Nelson.
Name: Steven Nelson
Title: Chairman and President